Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130094
PROSPECTUS SUPPLEMENT NO. 3
TO PROSPECTUS DATED DECEMBER 2, 2005
2,778,375 Shares
TRM CORPORATION
Common Stock

This prospectus supplement supplements information contained in the prospectus within the registration statement filed on December 2, 2005 covering resale by selling shareholders of 2,778,375 of our common shares that were initially sold in a private placement transaction on October 5, 2005. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our common shares involves risk. See “Risk Factors” beginning on page 3 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The information in the table appearing under the caption “Selling Shareholders” in the prospectus is amended by adding the information below:

			Number of
			Shares of
	Common Shares Beneficially		Common Stock	Common Shares Beneficially
	Owned Prior to Offering		Registered for	Owned after Offering
Name of Selling Shareholder	Number	Percentage[1]	Resale	Number	Percentage[1]
Caxton International Limited[2]	1,045,704	6.2%	262,500	783,204	4.7%
Perennial Investors LLC[3]	937,632	5.6%	200,000	737,632	4.4%

The date of this prospectus supplement is April 6, 2006.

[1]	The percentage of shares of common stock beneficially owned by each named selling stockholder is based on the 16,761,059 shares of common stock that were issued and outstanding as of December 29, 2005, and determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose.

[2]	Caxton International Limited’s share ownership is as of February 1, 2006.

[3]	Perennial Investors LLC’s share ownership is as of December 30, 2005.